Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
February 20, 2020

Southern Company reports fourth-quarter and full-year 2019 earnings

ATLANTA - Southern Company today reported fourth-quarter 2019 earnings of $440 million, or 42 cents per share, compared with $278 million, or 27 cents per share, in the fourth quarter of 2018. Southern Company also reported full-year 2019 earnings of $4.74 billion, or $4.53 per share, compared with earnings of $2.23 billion, or $2.18 per share, in 2018.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $283 million, or 27 cents per share, during the fourth quarter of 2019, compared with $256 million, or 25 cents per share, during the fourth quarter of 2018. For the full year 2019, excluding these items, Southern Company earned $3.25 billion, or $3.11 per share, compared with earnings of $3.13 billion, or $3.07 per share, in 2018.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2019	2018	2019	2018
Net Income - As Reported	$440	$278	$4,739	$2,226
Less:
Acquisition, Disposition, and Integration Impacts	39	(58)	2,516	35
Tax Impact	48	11	(1,081)	(294)
Estimated Loss on Plants Under Construction	(11)	6	(27)	(1,102)
Tax Impact	(4)	94	-	376
Wholesale Gas Services	136	(41)	215	42
Tax Impact	(34)	14	(52)	(4)
Asset Impairment	(16)	-	(108)	-
Tax Impact	(1)	-	26	-
Litigation Settlement	-	-	-	24
Tax Impact	-	-	-	(6)
Earnings Guidance Comparability Item:
Adoption of Tax Reform	-	(4)	-	27
Net Income - Excluding Items	$283	$256	$3,250	$3,128
Average Shares Outstanding - (in millions)	1,052	1,034	1,046	1,020
Basic Earnings Per Share - Excluding Items	$0.27	$0.25	$3.11	$3.07
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers for the full year 2019 were positively influenced by higher earnings at our state-regulated utilities, more than offsetting the impact of divested entities on earnings. The increases reflect the continued impacts of tax reform, including related changes in capital structure, as well as continued investment at our state-regulated utilities, along with customer growth, offset by declines in customer usage.

“By all accounts, 2019 was an outstanding year for Southern Company, as we performed well across a broad range of metrics,” said Chairman, President and CEO Thomas A. Fanning. “Operational performance at our state-regulated utilities was superb, with record generation and transmission reliability. Nicor Gas reliably delivered natural gas to customers in Illinois during unprecedented cold temperatures. We continued to decarbonize our generation fleet and we saw constructive outcomes in several key regulatory proceedings.”

“At Georgia Power’s Plant Vogtle, we accomplished all major 2019 milestones associated with the construction of new nuclear units 3 and 4,” added Fanning. “We have refined our aggressive site work plan for the project, which will serve as a tool to drive improved productivity to achieve the regulatory-approved in-service dates of November 2021 for Unit 3 and November 2022 for Unit 4.”

Fourth quarter 2019 operating revenues were $4.91 billion, compared with $5.34 billion for the fourth quarter of 2018, a decrease of 7.9 percent. Operating revenues for the full year 2019 were $21.42 billion, compared with $23.50 billion in 2018, a decrease of 8.8 percent. These decreases reflect the dispositions of Gulf Power and other assets.

Southern Company’s fourth quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update, including earnings guidance for 2020. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning expected schedule for completion of Plant Vogtle units 3 and 4. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects, including Plant Vogtle Units 3 and 4, which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale, and including changes in labor costs, availability and productivity; challenges with management of contractors or vendors; subcontractor performance; adverse weather conditions; shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor; contractor or supplier delay; delays due to judicial or regulatory action; nonperformance under construction, operating, or other agreements; operational readiness, including specialized operator training and required site safety programs; engineering or design problems; design and other licensing-based compliance matters, including, for nuclear units, the timely submittal by Southern Nuclear of the Inspections, Tests, Analyses, and Acceptance Criteria documentation for each unit and the related reviews and approvals by the U.S. Nuclear Regulatory Commission (“NRC”) necessary to support NRC authorization to load fuel; challenges with start-up activities, including major equipment failure, system integration or regional transmission upgrades; and/or operational performance; the ability to overcome or mitigate the current challenges at Plant Vogtle Units 3 and 4 that could impact the cost and schedule for the project; legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4 and pipeline projects, including Public Service Commission approvals and Federal Energy Regulatory Commission and NRC actions; under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction and the ability of other Vogtle owners to tender a portion of their ownership interests to Georgia Power following certain construction cost increases; in the event Georgia Power becomes obligated to provide funding to Municipal Electric Authority of Georgia (“MEAG”) with respect to the portion of MEAG’s ownership interest in Plant Vogtle Units 3 and 4 involving Jacksonville Electric Authority, any inability of Georgia Power to receive repayment of such funding; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; the inherent risks involved in operating and constructing nuclear generating facilities; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of physical attacks; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events or other similar occurrences; and the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources. Southern Company expressly disclaims any obligation to update any forward‐looking information.
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